ICC20 VA730 Jackson National Life Insurance Company® Thank you for choosing Jackson National Life Insurance Company, also referred to as "the Company" or "Jackson®." READ YOUR CONTRACT CAREFULLY. This annuity contract is issued by the Company and is a legal agreement between the Owner ("You") and Jackson. AMOUNTS YOU ALLOCATE TO THE INVESTMENT DIVISIONS ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE IN VALUE BASED UPON THE PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS. THE COMPANY WILL RE-DETERMINE THE CONTRACT'S FIXED ACCOUNT MINIMUM INTEREST RATE EACH JANUARY ON THE REDETERMINATION DATE. THE FIXED ACCOUNT OPTIONS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT WHICH MAY INCREASE OR DECREASE THE VALUE OF AMOUNTS TRANSFERRED, WITHDRAWN OR ANNUITIZED FROM THE FIXED ACCOUNT OPTIONS, BUT THE FIXED ACCOUNT CONTRACT VALUE WILL NEVER DECREASE TO LESS THAN THE FIXED ACCOUNT MINIMUM VALUE. THE COMPANY MAY RESTRICT FUTURE PREMIUM PAYMENTS, WHICH WOULD LIMIT YOUR ABILITY TO INVEST IN THE CONTRACT AND COULD AFFECT THE VALUE OF YOUR CONTRACT AND ITS BENEFITS. NOTICE OF RIGHT TO EXAMINE CONTRACT YOU MAY RETURN THIS CONTRACT TO THE FINANCIAL PROFESSIONAL WHO SOLD YOU THE CONTRACT OR THE COMPANY NO LATER THAN 10 DAYS AFTER YOU RECEIVE IT (30 DAYS AFTER YOU RECEIVE IT IF YOU PURCHASED THE CONTRACT AS A REPLACEMENT CONTRACT). [IF THIS CONTRACT WAS PURCHASED AS A REPLACEMENT FOR A JACKSON CONTRACT, YOU MAY RETURN IT NO LATER THAN 45 DAYS AFTER YOU RECEIVE IT.] THE COMPANY WILL REFUND THE FULL PREMIUM ALLOCATED TO THE FIXED ACCOUNT OPTIONS LESS ANY WITHDRAWALS FROM THE FIXED ACCOUNT OPTIONS, PLUS THE SEPARATE ACCOUNT CONTRACT VALUE, WITHOUT DEDUCTION FOR ANY FEES AND CHARGES, CALCULATED ON THE BUSINESS DAY ON WHICH THE COMPANY RECEIVES THE CONTRACT AT ITS SERVICE CENTER. RETURNED CONTRACTS ARE VOID. Please Note: The Company reserves the right to allocate all Premium received during the "Notice of Right to Examine Contract" period to a money market Investment Division or the Fixed Account. After the "Notice of Right to Examine Contract" period expires, the Company will allocate the Contract Value to the Contract Options You have specified. The Telephone Number for the [Issue State] Department of Insurance is [Insurance Department telephone number]. INDIVIDUAL DEFERRED VARIABLE AND FIXED ANNUITY CONTRACT WITH MARKET VALUE ADJUSTMENT. (FLEXIBLE PREMIUM). DEATH BENEFIT AVAILABLE. INCOME OPTIONS AVAILABLE. NONPARTICIPATING. Home Office: Service Center: [1 Corporate Way [P.O. Box 24068 Lansing, Michigan 48951] Lansing, MI 48909-4068 1-800-644-4565 www.jackson.com] This Contract is signed by the Company President Secretary

ICC20 VA730 2 TABLE OF CONTENTS Provision Page Number Contract Data Pages [3a Definitions 4 General Provisions 8 Accumulation Provisions 13 Withdrawal Provisions 15 Death Benefit Provisions 16 Income Provisions 19 Termination Provision 23] If You have questions about this Contract or require information about coverage or complaint resolutions, You may contact the Company's Service Center identified on the Contract's cover page.

ICC20 VA730-FB1 3a CONTRACT DATA PAGES Contract Number: [1234567890] Owner: [John Doe] Owner Issue Age: [35] Joint Owner: [Jane Doe] Joint Owner Issue Age: [35] Annuitant: [John Doe] Annuitant Issue Age: [35] Joint Annuitant: [Jane Doe] Joint Annuitant Issue Age: [35] Initial Premium: [$50,000] Issue Date: [July 1, 2021] Issue State: [MI] Income Date: [July 1, 2081] Primary Beneficiary(ies): [Brian Doe] Contingent Beneficiary(ies): [Mary Doe]

ICC20 VA730-FB1 3b CONTRACT DATA PAGES (CONT'D) FIXED ACCOUNT, INTEREST RATE AND CONTRACT CHARGE INFORMATION: Initial Fixed Account Minimum Interest Rate (FAMIR): [1.00%] The Company will re-determine the FAMIR each January on the Redetermination Date. The FAMIR is the guaranteed minimum interest rate under the Contract and may change each year on the Redetermination Date. [The FAMIR on each Redetermination Date will be equal to: 1. the average of all the daily reported five-year Constant Maturity Treasury Rates during October of the year then ended, rounded to the nearest 1/20th of one (1) percent; 2. less 1.25 percentage points; 3. but never less than 1.00% or greater than 3.00%] Initial Base Interest Rate: [X.XX% for the 1-Year Fixed Account Option Period X.XX% for the 3-Year Fixed Account Option Period X.XX% for the 5-Year Fixed Account Option Period X.XX% for the 7-Year Fixed Account Option Period] Fixed Account Minimum Value Percentage: [87.50%] Fixed Account Minimum Value Annual Expense Allowance: [$50] Interest Rate for Adjustments Due to Misstatement of Age or Sex: [1.00%] Annual Contract Maintenance Charge: [$35] The Company will deduct the Annual Contract Maintenance Charge from the Contract Value on each Contract Anniversary that occurs on or before the Income Date or when You withdraw the Contract Value in full on a date other than a Contract Anniversary. The Company will only deduct the Annual Contract Maintenance Charge from Contracts with a Contract Value less than [$50,000]. Core Contract Charge: [0.4000%] The Core Contract Charge is expressed as an annual percentage of the average daily Separate Account Contract Value. The Company will reduce the Core Contract Charge to [0.3500%] if the Contract Value on the later of the Issue Date or the most recent Contract Quarterly Anniversary is greater than or equal to [$1,000,000]. If the Contract Value subsequently falls below [$1,000,000] on any Contract Quarterly Anniversary, the Company will reinstate the charge of [0.4000%] for the following Contract Quarter. Total Asset-Based Charges: [0.4000%] The Total Asset-Based Charges are expressed as an annual percentage of the average daily Separate Account Contract Value. The Company will deduct asset-based charges daily as part of the Accumulation Unit Value calculation. Total Asset-Based Charges include the Core Contract Charge and asset-based charges for add-on benefits.

ICC20 VA730-FB1 3c CONTRACT DATA PAGES (CONT'D) FIXED ACCOUNT, INTEREST RATE AND CONTRACT CHARGE INFORMATION (continued): Transfer Charge: [$25] The Company allows [25] free transfers between Contract Options in a Contract Year. The Company charges a fee for each transfer You make in excess of the [25] free transfers in any Contract Year. The Company deducts Transfer Charges from the amount You seek to transfer before allocation to the new Contract Option. The Company does not assess Transfer Charges on transfers under any of the Company's systematic investment programs, and the Company does not count those transfers against the [25] free transfers allowed in a Contract Year. Free transfers not utilized during a given Contract Year cannot be carried forward to subsequent Contract Years. Add-on Benefit Charges: If applicable, refer to the supplemental contract data pages of any attached add-on benefits for additional charges and fees associated with Your Contract. Minimum partial withdrawal amount unless as a scheduled part of an automatic withdrawal program: [$500] Minimum partial withdrawal amount as a scheduled part of an automatic withdrawal program: [$50] Minimum Contract Value remaining after a partial withdrawal: [$2,000]

ICC20 VA730-FB1 3d CONTRACT DATA PAGES (CONT'D) MARKET VALUE ADJUSTMENT (MVA): An MVA is a positive or negative adjustment the Company applies to amounts You remove from a Fixed Account Option due to withdrawals, transfers, or annuitizations. The MVA reflects the movement in the Base Interest Rate since the date of Your allocation to the Fixed Account Option from which You remove Fixed Account Contract Value, which is valued over the number of months remaining in the Fixed Account Option period. The MVA may: 1. reduce the value of the amount paid, transferred or annuitized if the Base Interest Rate on the date You remove Fixed Account Contract Value from a Fixed Account Option is greater than the Base Interest Rate on the date of Your allocation to that Fixed Account Option; or 2. increase the value of the amount paid, transferred or annuitized if the Base Interest Rate on the date You remove Fixed Account Contract Value from a Fixed Account Option is less than the Base Interest Rate on the date of Your allocation to that Fixed Account Option. The Company applies the same MVA formula regardless of whether the formula results in an increase or decrease to amounts You remove from a Fixed Account Option. The Company applies the MVA formula to the amount You remove less any applicable charges. MVA formula. The Company calculates the MVA by multiplying the amount You remove from a Fixed Account Option by the result of the formula below: -1 [1+ I ] (m/12) [1+ J +.0025] (m/12) where: I is the Base Interest Rate the Company credits to the Fixed Account Option from which You are removing Fixed Account Contract Value. J is the Base Interest Rate the Company credits on new allocations to Fixed Account Options of the same period on the date You remove Fixed Account Contract Value from a Fixed Account Option. If the Company does not offer such a Fixed Account Option on the date of the removal, the Company will establish "J" by straight-line interpolation between the two (2) Fixed Account Options with durations closest to the duration of the Fixed Account Option from which You are removing Fixed Account Contract Value. m is the number of complete months remaining from the date of the removal to the end of the period of the Fixed Account Option from which You are removing Fixed Account Contract Value. The Company makes no MVA when J is less than I by 0.0025 or less.

ICC20 VA730-FB1 3e CONTRACT DATA PAGES (CONT'D) MVA (continued): In no event will a total withdrawal from a Fixed Account Option be less than the Fixed Account Minimum Value. Amounts You remove from a Fixed Account Option no more than thirty (30) days following the end of the Fixed Account Option period are not subject to an MVA. The Company will provide You Written Notice at least fifteen (15) but not more than forty-five (45) days before the end of any Fixed Account Option period to which You have allocated Contract Value. The Company will not apply an MVA to: 1. the death benefit; 2. payment of charges or fees; 3. amounts You allocate to an Income Option that is life contingent or results in payments spread over at least five (5) years; 4. exercise of Your Notice of Right to Examine Contract provision; 5. amounts You remove from the 1-Year Fixed Account Option; 6. amounts You remove from any Fixed Account Option on the Latest Income Date; or 7. amounts You remove from any Fixed Account Option in the 30-day period following the end of a Fixed Account Option. Unavailability of Base Interest Rate. In the event that the Base Interest Rate cannot be determined on the date You remove Fixed Account Contract Value from a Fixed Account Option, the Company may substitute a comparable index subject to approval by the Interstate Insurance Product Regulation Commission (IIPRC). In this case, the Company will base the values of I and J on the substitute index. The Company will notify You and any assignee before using a substitute rate or index to calculate the MVA. If an index is substituted for the Base Interest Rate a 0.0025 adjustment to J in the MVA formula will not be applied. TRANSFERS: Transfer among Investment Divisions. At any time, You may transfer all or a portion of Your Contract Value in any Investment Division to any available Investment Division(s). Transfer from an Investment Division to a Fixed Account Option. Before the Income Date, You may transfer all or a portion of Your Contract Value in an Investment Division to any available Fixed Account Option(s) unless the Company has restricted this type of transfer. Transfer from a Fixed Account Option to an Investment Division or to a Fixed Account Option. Before the Income Date, You may transfer all or a portion of Your Contract Value in a Fixed Account Option, subject to any applicable MVA, to any available Investment Division(s) or any available Fixed Account Option(s) unless the Company has restricted this type of transfer. Transfer Effective Date: Transfers You request will be effective as of the end of the Business Day upon which the Company receives Your transfer request in Good Order at the Company's Service Center. Additional details on transfer restrictions are outlined in the Transfer of Funds Restrictions section of the General Provisions.

ICC20 VA730-FB1 3f CONTRACT DATA PAGES (CONT'D) PREMIUM(S): This is a flexible Premium Contract. You may change the amount, frequency and timing of Premium payments, subject to the minimum and maximum Premium payment amounts and the Company's reserved rights specified below. The Company may waive the minimums or maximums at any time. Minimum Initial Premium for Non-Qualified Plan Contract: [$50,000] Minimum Initial Premium for Qualified Plan Contract: [$50,000] Minimum Subsequent Premium: [$500] ([$50] if made as a scheduled part of a pre-authorized charge) Maximum Total Premium under a Contract: [$2,500,000] Minimum Amount Allocated to an Investment Division or Fixed Account Option: [$100] The Company reserves the right to limit, restrict, suspend or reject any or all subsequent Premium payments. The Company will send You Written Notice at least thirty (30) days in advance of any such limitation, restriction, suspension or rejection. The Company reserves the right to restrict or reject any allocation of Premium to a Fixed Account Option(s) at any time. The Company will allocate any Premium payment subsequent to issue according to Your most recent instructions on file with the Company, provided that each allocation complies with the Company's then current minimum amounts and restrictions. The Company reserves the right to require that amounts You allocate to the 1-Year Fixed Account Option be automatically transferred to the Investment Division(s) of Your choice, in scheduled installments over a period that the Company shall specify. The scheduled transfers will continue until such time that all amounts in the 1-Year Fixed Account Option have been transferred out. These automatic transfers will not count against the [25] free transfers the Company allows in a Contract Year. You may change the Investment Division(s) You select at any time. Minimum Contract Value to Participate in the Enhanced Interest Rate Dollar Cost Averaging Program: [$15,000] Minimum Investment Return to Avoid Decrease in Variable Annuity Payments: The minimum investment return which the Investment Division(s) must earn so that the dollar amount of Variable Annuity Payments will not decrease is [1.40%]. This quantity is equal to the assumed net investment rate specified in the Basis of Computation section of the Contract Data Pages plus the Core Contract Charge shown on the Contract Data Pages. Variable Annuity Payments are further described under the Income Provisions.

ICC20 VA730-FB1 3g CONTRACT DATA PAGES (CONT'D) CONTRACT OPTIONS: Investment Divisions: Available Investment Division(s) are identified in the current prospectus and any supplements. The Company may offer new Investment Divisions, or eliminate, substitute, or combine Investment Divisions. Separate Account: [Jackson National Separate Account - I] Fixed Account Options: [1-Year Period; 3-Year Period; 5-Year Period; and 7-Year Period; the availability of each option will be determined by the Company.] Available Fixed Account Options are identified in the current prospectus and any supplements. Maximum Contract Option Allocations Allowed: The number of allocations to the Contract Options may not exceed [99] at any one time. The Company will identify the Contract Options You select in a confirmation the Company sends You on or after the Issue Date.

CONTRACT DATA PAGES (CONT'D)

TABLE OF INCOME OPTIONS

The following table shows income values for each $1,000 of net proceeds applied to the Income Option.

UNDER OPTION 4		MONTHLY INSTALLMENTS UNDER OPTIONS 1 OR 3															
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain		
		Male	Life	120	240	Male	Life	120	240	Female	Life	120	240	Female	Life	120	240
60	17.09	40	2.33	2.32	2.31	68	4.72	4.57	4.02	40	2.22	2.22	2.21	68	4.36	4.26	3.86
72	14.31	41	2.37	2.36	2.35	69	4.90	4.72	4.09	41	2.26	2.26	2.25	69	4.52	4.40	3.94
84	12.33	42	2.41	2.41	2.39	70	5.09	4.89	4.16	42	2.30	2.30	2.29	70	4.69	4.55	4.02
96	10.84	43	2.45	2.45	2.43	71	5.31	5.06	4.23	43	2.34	2.34	2.32	71	4.87	4.70	4.09
108	9.68	44	2.50	2.50	2.47	72	5.54	5.24	4.29	44	2.38	2.38	2.36	72	5.06	4.87	4.16
120	8.76	45	2.55	2.54	2.52	73	5.79	5.43	4.34	45	2.42	2.42	2.40	73	5.28	5.04	4.22
132	8.00	46	2.60	2.59	2.56	74	6.06	5.63	4.39	46	2.47	2.47	2.45	74	5.51	5.23	4.28
144	7.37	47	2.65	2.64	2.61	75	6.35	5.83	4.43	47	2.52	2.51	2.49	75	5.76	5.42	4.34
156	6.84	48	2.71	2.70	2.66	76	6.67	6.04	4.47	48	2.57	2.56	2.54	76	6.03	5.62	4.38
168	6.38	49	2.77	2.76	2.71	77	7.02	6.26	4.50	49	2.62	2.61	2.59	77	6.33	5.83	4.43
180	5.98	50	2.83	2.82	2.76	78	7.40	6.48	4.52	50	2.67	2.67	2.64	78	6.65	6.04	4.46
192	5.64	51	2.89	2.88	2.82	79	7.81	6.70	4.54	51	2.73	2.72	2.69	79	7.01	6.26	4.49
204	5.33	52	2.96	2.94	2.88	80	8.27	6.92	4.56	52	2.79	2.78	2.74	80	7.40	6.48	4.52
216	5.06	53	3.03	3.01	2.94	81	8.76	7.13	4.57	53	2.85	2.84	2.80	81	7.83	6.70	4.54
228	4.82	54	3.10	3.08	3.00	82	9.30	7.34	4.58	54	2.92	2.91	2.85	82	8.29	6.92	4.56
240	4.60	55	3.18	3.16	3.06	83	9.89	7.53	4.58	55	2.99	2.98	2.91	83	8.80	7.13	4.57
252	4.40	56	3.26	3.23	3.13	84	10.54	7.72	4.59	56	3.07	3.05	2.98	84	9.35	7.33	4.58
264	4.22	57	3.35	3.32	3.19	85	11.26	7.88	4.59	57	3.14	3.12	3.04	85	9.95	7.52	4.58
276	4.06	58	3.44	3.40	3.26	86	12.05	8.03	4.59	58	3.23	3.20	3.11	86	10.59	7.70	4.59
288	3.90	59	3.54	3.49	3.34	87	12.91	8.17	4.59	59	3.31	3.29	3.18	87	11.28	7.87	4.59
300	3.77	60	3.64	3.59	3.41	88	13.86	8.28	4.60	60	3.40	3.37	3.25	88	12.03	8.02	4.59
312	3.64	61	3.74	3.69	3.48	89	14.88	8.38	4.60	61	3.50	3.46	3.32	89	12.84	8.15	4.59
324	3.52	62	3.86	3.79	3.56	90	15.99	8.46	4.60	62	3.60	3.56	3.40	90	13.71	8.27	4.60
336	3.41	63	3.98	3.91	3.64	91	17.17	8.53	4.60	63	3.71	3.66	3.47	91	14.66	8.37	4.60
348	3.31	64	4.11	4.02	3.71	92	18.43	8.58	4.60	64	3.82	3.77	3.55	92	15.70	8.45	4.60
360	3.21	65	4.24	4.15	3.79	93	19.78	8.63	4.60	65	3.95	3.88	3.63	93	16.86	8.53	4.60
		66	4.39	4.28	3.87	94	21.20	8.66	4.60	66	4.07	4.00	3.71	94	18.13	8.58	4.60
		67	4.55	4.42	3.95	95	22.67	8.68	4.60	67	4.21	4.12	3.79	95	19.53	8.63	4.60

Note: Due to the volume of relevant information, the Table does not provide income values for Option 2 described in the Income Provisions. Those values are available from the Company's Service Center upon request. You may contact the Company's Service Center as shown on the cover page of the Contract.

BASIS OF COMPUTATION. The [2012 Individual Annuity Mortality Period Table, with an assumed net investment rate of 1.00% and a 0% expense load], provides the actuarial basis for the Table of Income Options. The Table of Income Options does not include any applicable tax.

ICC20 VA730-FB1 3h

ICC20 VA730 4 DEFINITIONS ACCUMULATION UNIT. A unit of measure the Company uses to calculate the value of amounts allocated to an Investment Division before the Income Date. ANNUITANT. The natural person(s) so designated on the Contract Data Pages, or by subsequent designation, on whose life the Company determines the amount of Income Payments provided by the Contract. References to the Annuitant include all Joint Annuitants, if applicable. ANNUITIZE. When You elect to convert the Contract Value into Income Payments. ANNUITY UNIT. A unit of measure the Company uses to calculate each Variable Annuity Payment. BASE INTEREST RATE. The annual percentage, declared by the Company, at which Your money grows for a specified Fixed Account Option period. BENEFICIARY(IES). The natural person(s) or legal entity(ies) You designate as Primary or Contingent Beneficiary(ies) to receive any death benefit provided by the Contract. The initial designated Beneficiary(ies) are shown on the Contract Data Pages. BUSINESS DAY. Any day that the New York Stock Exchange (NYSE) is open for business. The Business Day ends when the NYSE closes for the day. CONTRACT. The Individual Deferred Variable and Fixed Annuity Contract described herein. CONTRACT ANNIVERSARY. Each one-year anniversary of the Issue Date. CONTRACT OPTION(S). The Investment Divisions and Fixed Account Options the Contract offers, as shown on the Contract Data Pages. Each Contract Option is explained in the Accumulation Provisions. CONTRACT QUARTERLY ANNIVERSARY. Each three-month anniversary of the Issue Date. CONTRACT VALUE. The current value of the amounts under this Contract allocated to the Investment Divisions and Fixed Account Options. CONTRACT YEAR. The twelve-month period beginning on the Issue Date and on any Contract Anniversary thereafter while the Contract remains in force. CURRENT INTEREST RATE. The Base Interest Rate plus any additional interest rate the Company credits. The Current Interest Rate will never be less than the Fixed Account Minimum Interest Rate (FAMIR). DESIGNATED OPTION(S). The Investment Division(s) and/or Fixed Account Option(s) You select, to which amounts will be transferred from a Source Option pursuant to one of the Company's systematic investment programs.

ICC20 VA730 5 DEFINITIONS (CONT'D) DUE PROOF. Evidence of death, including but not limited to, a certified death certificate issued by the governmental authority for the location of the death, or other lawful evidence the Company requires. FIXED ACCOUNT. The Fixed Account is part of the Company's general account. A Fixed Account earns a specified interest rate, not less than the FAMIR. You may allocate Premium and Contract Value to a Fixed Account unless the Company has restricted such allocations. FIXED ACCOUNT CONTRACT VALUE. The larger of the Fixed Account Minimum Value (FAMV) or the sum of all amounts allocated to the Fixed Account Options, reduced by the gross amount of withdrawals and transfers from the Fixed Account Options, and applicable charges and taxes, plus all interest credited to the Fixed Account Options. FIXED ACCOUNT MINIMUM INTEREST RATE (FAMIR). The minimum annual percentage at which Your money allocated to the Fixed Account will grow. The Company uses this rate to determine the FAMV. The Initial FAMIR is shown on the Contract Data Pages. FIXED ACCOUNT MINIMUM VALUE (FAMV). A value equal to all amounts allocated to the Fixed Account Options, net of applicable taxes, multiplied by the Fixed Account Minimum Value Percentage, and; 1. reduced by partial withdrawals and transfers from the Fixed Account Options (after being adjusted for any applicable MVA), and the Fixed Account Minimum Value Annual Expense Allowance; then 2. accumulated at the FAMIR. FIXED ACCOUNT MINIMUM VALUE ANNUAL EXPENSE ALLOWANCE. An annual deduction from the FAMV. On each Contract Anniversary, the Company will deduct the Fixed Account Minimum Value Annual Expense Allowance from the FAMV. The Fixed Account Minimum Value Annual Expense Allowance is shown on the Contract Data Pages. FIXED ACCOUNT MINIMUM VALUE PERCENTAGE. The percentage multiplied by Premiums and transfers allocated to the Fixed Account in the determination of the FAMV. The Fixed Account Minimum Value Percentage is shown on the Contract Data Pages. FIXED ACCOUNT OPTION. A Contract Option within the Fixed Account that specifies a fixed period for which the Company credits the Current Interest Rate. GOOD ORDER. The Company's receipt of all information, documentation, instructions and/or Premium the Company requires before it will issue the Contract or execute any transaction. INCOME DATE. The date, not less than one (1) year after the Contract's Issue Date, on which Income Payments are scheduled to begin as described in the Income Provisions. The Income Date is shown on the Contract Data Pages. INCOME OPTION. A payment option as provided under the Income Provisions.

ICC20 VA730 6 DEFINITIONS (CONT'D) INCOME PAYMENTS. Fixed Annuity Payments and Variable Annuity Payments offered by the Company at the Income Date. INVESTMENT DIVISIONS. Separate and distinct divisions of the Separate Account, each of which invests in a specific Underlying Mutual Fund, and for which Accumulation Units and Annuity Units are separately maintained. The Separate Account Contract Value in the Investment Divisions will increase or decrease depending on the performance of the Underlying Mutual Funds. ISSUE DATE. The date the Company issued the Contract. The Issue Date is shown on the Contract Data Pages. JOINT ANNUITANT. Each of multiple Annuitants. JOINT OWNER. Each of multiple Owners. LATEST INCOME DATE. The Contract Anniversary on which You will be 95 years old, or such earlier date required by a Qualified Plan, law or regulation. NON-QUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended. OWNER ("YOU," "YOUR"). The natural person(s) or legal entity(ies) that has all rights under the Contract, and is shown on the Contract Data Pages, or by subsequent designation. In this Contract, "You" and "Your" also mean the Owner. References to the Owner include all Joint Owners, if applicable. PREMIUM(S). Money paid into this Contract for allocation to a Contract Option. QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended. REDETERMINATION DATE. The date the FAMIR is reset as described in the Fixed Account Minimum Interest Rate provision and on the Contract Data Pages. It is the date each January that coincides with the Issue Date. For example, if Your Contract's Issue Date is May 23, the Redetermination Date will be January 23 each year following the Issue Date. REDETERMINATION PERIOD. The twelve-month period that begins on each Redetermination Date. REQUIRED MINIMUM DISTRIBUTION (RMD). For certain Qualified Plan contracts, the RMD is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only.

ICC20 VA730 7 DEFINITIONS (CONT'D) SEPARATE ACCOUNT. An asset account the Company has established and maintains in accordance with Michigan law. The Company has allocated a portion of its assets to this account for this Contract and certain other contracts. The name of the Separate Account is shown on the Contract Data Pages. SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts under this Contract allocated to the Separate Account's Investment Divisions. SERVICE CENTER. The Company's administrative address and telephone number as identified on the Contract's cover page or as the Company may designate from time to time. SOURCE OPTION. The Investment Division or Fixed Account Option You select from those the Company makes available, from which amounts will be transferred to a Designated Option(s) pursuant to one of the Company's systematic investment programs. UNDERLYING MUTUAL FUNDS. The registered investment companies in which the assets of the Investment Divisions will be invested. WITHDRAWAL VALUE. The Contract Value, less any tax payable, the Annual Contract Maintenance Charge, and charges due under any add-on benefit(s), adjusted for any applicable MVA.

ICC20 VA730 8 GENERAL PROVISIONS ANNUITANT. You may change the Annuitant at any time before the Income Date, unless the Contract is owned by a legal entity. If the Contract is owned by a legal entity, the Company will use the oldest Annuitant's age for all Contract purposes unless otherwise specified in the Contract. Unless You specify otherwise, a change of Annuitant will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. The Company reserves the right to limit the number of Joint Annuitants to two (2). When the Owner is a legal entity, the Annuitant may not be changed. ASSIGNMENT. You may assign ownership of this Contract subject to the interests of assignees and irrevocable Beneficiaries. The Company will only be bound by an assignment if a request is submitted in a form acceptable to the Company, received in Good Order at the Company's Service Center and recorded. Unless You specify otherwise, an assignment will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. The Company may refuse assignments if necessary to comply with applicable laws or regulations. The Company assumes no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. BENEFICIARY. You may change the Beneficiaries, subject to the interest of assignees and irrevocable Beneficiaries. The Company will only be bound by a change in Beneficiary if a request is submitted in a form acceptable to the Company, received in Good Order at the Company's Service Center and recorded. Any previously designated irrevocable Beneficiary must consent in writing to any change in Beneficiary. Unless You specify otherwise, a change of Beneficiary will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request, and while You are alive. CHARGES AND FEES. The Contract permits the Company to assess certain charges and fees. Charges and fees associated with Your Contract are listed on the Contract Data Pages. CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION (IIPRC) STANDARDS. This Contract is approved under the authority of the IIPRC and is issued under the IIPRC standards. Any provision of this Contract that, on the provision's effective date, is in conflict with the applicable IIPRC standards for this product type is hereby amended to conform to the IIPRC standards in effect as of the provision's effective date. DEFERRAL OF FIXED ACCOUNT PAYMENTS. If approved in writing by the chief insurance regulator of the Company's state of domicile, the Company may defer payment of Your request for a partial and/or total withdrawal from a Fixed Account Option for a period not exceeding six (6) months. The Company will credit interest on deferred amounts as required by law. The Company will not defer payment of death benefits from a Fixed Account Option. ENTIRE CONTRACT. The Contract, application, if any, and any attached endorsements, add- on benefits, and amendments together make up the entire Contract between You and the Company. All statements made by the applicant to procure the Contract will, in the absence of fraud, be deemed representations and not warranties.

ICC20 VA730 9 GENERAL PROVISIONS (CONT'D) INCONTESTABILITY. The Company may only contest this Contract when an applicant has procured the Contract by fraud, and only if permitted by law in the state in which the Company delivered the Contract or issued the Contract for delivery. MINIMUM BENEFITS. No Withdrawal Values or death benefits provided by this Contract shall be less than the minimum benefits required by Section 7 of the Variable Annuity Model Regulation, Model 250, Standard Nonforfeiture Law for Individual Deferred Annuities, Model 805, or applicable successor provision, as amended. MISSTATEMENT OF AGE AND/OR SEX. If Your or the Annuitant's age and/or sex is misstated at the time the Contract's Income Payments become payable, the Company will adjust the payments to reflect income consistent with the correct age and/or sex. Immediately upon discovery, the Company will adjust the next payment due as a credit or charge, as appropriate, for any underpayments or overpayments using the Interest Rate for Adjustments Due to Misstatement of Age or Sex shown on the Contract Data Pages. MODIFICATION OF CONTRACT. No financial professional has authority to change or waive any of this Contract's provisions. No change to or waiver of this Contract's terms is valid unless in writing and signed by the Company's President, Vice President, Secretary or Assistant Secretary; provided, however, that the Company may amend any Contract term, and administer the Contract to conform to the Internal Revenue Code. NONPARTICIPATING. This Contract is nonparticipating and does not share in the Company's surplus or earnings. OWNER. You may change the Owner or any Joint Owner. The Company will only be bound by a change of ownership if submitted in a form acceptable to the Company, received in Good Order at the Company's Service Center and recorded. No person whose age exceeds the maximum issue age in effect for this Contract as of the Issue Date may become a new Owner. Unless You specify otherwise, a change of ownership will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. Joint Owners have equal ownership rights; therefore, each Owner must authorize any exercise of Contract rights unless the Joint Owners instruct the Company in writing to act upon authorization of an individual Joint Owner. The Company reserves the right to limit the number of Joint Owners to two (2). The Company assumes no responsibility for the validity or tax consequences of any ownership change. If You make an ownership change, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. PROOF OF AGE, SEX AND/OR SURVIVAL. The Company may require proof of age and/or sex, satisfactory to the Company, at any time. If any payment required by this Contract depends on a living Annuitant, Owner, or Beneficiary, the Company may require proof of that person's survival, satisfactory to the Company. PROTECTION OF PROCEEDS. A Beneficiary may not assign Contract proceeds before the proceeds are payable. Contract proceeds are not subject to the claims of creditors or to legal process unless required by applicable law.

ICC20 VA730 10 GENERAL PROVISIONS (CONT'D) REPORTS. The Company will send a report to Your last address in the Company's records at least annually before the Income Date. In the case of Joint Owners, the Company will send reports only to the primary Owner's address. If You have elected electronic delivery, a report may be provided in the form of an email to Your last email address in the Company's records, or a notice to You of a document's availability on the Company's website. Each report will provide at least the following information: 1. the dates that begin and end the reporting period; 2. the Contract Value at the beginning and at the end of the current reporting period prior to the application of any MVA; 3. the MVA amount the Company used to determine the Withdrawal Value; 4. the amounts the Company has credited to and deducted from the Contract Value during the reporting period; 5. the Withdrawal Value at the end of the reporting period; 6. the death benefit at the end of the reporting period; and 7. any other information state and federal law require. You may receive copies of reports the Company provides upon request at no additional charge. You will receive a confirmation statement for certain transactions at the time they occur. SUBSTITUTION OF UNDERLYING MUTUAL FUND(S). If the Company determines that an Underlying Mutual Fund is no longer available or appropriate for Contract purposes, the Company may replace that Underlying Mutual Fund with another Underlying Mutual Fund without Your consent but upon notice to You. Changes of the Underlying Mutual Fund(s) are subject to federal securities laws and the laws of the state where the Company issued the Contract for delivery. In the event the Company replaces an Underlying Mutual Fund, You are permitted to transfer Your Contract Value and allocate future Premiums among the available Investment Divisions, consistent with Your rights under the Contract. SUSPENSION OF SEPARATE ACCOUNT PAYMENTS. The Company may suspend or delay withdrawals of Separate Account Contract Value or transfers to or from an Investment Division for any period when: 1. the NYSE is closed (other than customary weekend and holiday closings); 2. under applicable Securities and Exchange Commission (SEC) rules, trading on the NYSE is restricted; 3. under applicable SEC rules, an emergency exists such that it is not reasonably practicable to dispose of securities in the Separate Account or to determine the value of its assets; or 4. the SEC, by order, so permits. TAXES. This Contract is intended to be treated as an annuity contract for federal income tax purposes. Accordingly, for all Non-Qualified Contracts all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Internal Revenue Code. The Company will deduct any taxes attributed to the Contract and payable to a government entity from the Contract Value. The Company reserves the right to deduct any amounts the Company might advance to pay taxes from the Contract Value. The Company will withhold taxes required by law from any amounts payable from this Contract.

ICC20 VA730 11 GENERAL PROVISIONS (CONT'D) TRANSFER OF FUNDS. The Contract Data Pages describe the conditions for transfers of funds between Contract Options. Transfer of Funds Restrictions. The Company may restrict the number and frequency of transfers into and between Contract Options in certain circumstances. This includes, but is not limited to, circumstances in which the Company determines, at its sole discretion, that a reasonably designed restriction is required to prevent transfers that would disadvantage an Owner. The Company may impose a restriction including, but not limited to: 1. a minimum time between transfers; 2. a limitation on transfer requests of an agent acting for one or more Owners; and 3. a limitation on the dollar amount of any transfer. The Company may also impose restrictions on Your ability to make transfers to or from the 1- Year Fixed Account Option. This includes a restriction that transfers from the 1-Year Fixed Account Option in any Contract Year may not exceed the maximum amount, as defined below: 1. in the first Contract Year that transfer restrictions are in effect, or if in the prior Contract Year the maximum amount was not transferred out of the 1-Year Fixed Account Option, the maximum amount that You may transfer out of the 1-Year Fixed Account Option is equal to 1/3 of the Contract Value in the 1-Year Fixed Account Option at the beginning of the current Contract Year; 2. if the maximum amount (1/3 of the value of the 1-Year Fixed Account Option at the beginning of the prior Contract Year) was transferred from the 1-Year Fixed Account Option in the prior Contract Year, the maximum amount that You may transfer out of the 1-Year Fixed Account Option in the current Contract Year is equal to 1/2 of the Contract Value in the 1-Year Fixed Account Option at the beginning of the current Contract Year. Any transfers out of the 1-Year Fixed Account Option cannot begin until twelve (12) calendar months after the last transfer out of the 1-Year Fixed Account Option in the prior Contract Year; 3. if the maximum amount (1/3 and then 1/2 of the value of the 1-Year Fixed Account Option at the beginning of each of the two (2) prior Contract Years, respectively) was transferred from the 1-Year Fixed Account Option in each of the two (2) prior Contract Years, You may transfer the remaining Contract Value in the 1-Year Fixed Account Option. Any transfers out of the 1-Year Fixed Account Option cannot begin until twelve (12) calendar months after the last transfer out of the 1-Year Fixed Account Option in the prior Contract Year. If the 1-Year Fixed Account Option restriction is imposed, the Company may: 1. limit Your ability to transfer into or allocate new Premium to the 1-Year Fixed Account Option in any Contract Year in which You make a transfer from the 1-Year Fixed Account Option. 2. limit Your ability to transfer from the 1-Year Fixed Account Option in any Contract Year in which You make a transfer into or allocate new Premium to the 1-Year Fixed Account Option. 3. offer an optional automated systematic transfer program to allow for systematic transfers out of the 1-Year Fixed Account Option. If the 1-Year Fixed Account Option restriction is imposed transfers under systematic investment programs do not count against the maximum amount, and the Contract Value under such programs is excluded from the determination of the maximum amount.

ICC20 VA730 12 GENERAL PROVISIONS (CONT'D) Systematic Investment Programs. The Company may provide systematic investment programs that allow You to systematically transfer funds between the Contract Options. These programs may include dollar cost averaging, portfolio rebalancing, and the automatic monthly transfer of earnings from the 1-Year Fixed Account Option and/or money market Investment Division to the Designated Option(s). You may contact the Company's Service Center to obtain materials and forms that describe, and are required to participate in, these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss. The Company's dollar cost averaging program permits You to authorize the automatic monthly, quarterly, semiannual, or annual transfer of a fixed dollar amount or selected percentage of the value of a Source Option, to one (1) or more Designated Option(s). The Company may offer an enhanced interest rate on Premium which an Owner that selects dollar cost averaging allocates to the 1-Year Fixed Account Option (as the Source Option). You may participate in the enhanced interest rate dollar cost averaging program only if Your Contract Value is at least equal to the minimum shown on the Contract Data Pages. Under an enhanced interest rate dollar cost averaging program, amounts You allocate to the Source Option are automatically transferred to the Designated Option(s) of Your choice in scheduled installments over a period prescribed by the Company until all amounts in the Source Option have been transferred. You may contact the Company's Service Center to request the interest rates and the specified periods applicable to the enhanced interest rate dollar cost averaging program. In the event You cancel participation in the enhanced interest rate dollar cost averaging program, the Company will transfer the Source Option balance, including any interest, into the Designated Option(s) You selected. WRITTEN NOTICE. Written information or instructions You intend to give to the Company must be in Good Order and delivered to the Company's Service Center, unless the Company advises You otherwise. Instructions included in the Written Notice will take effect on the date the Company receives the notice in Good Order at the Company's Service Center, unless otherwise provided in the notice or in this Contract, or unless the Company advises You otherwise. The Company will deliver any notice or communication to Your last address in the Company's records unless You request otherwise in writing. If You have elected electronic delivery, communication may be provided in the form of an email to Your last email address in the Company's records, or a notice to You of a document's availability on the Company's website. You are responsible for promptly notifying the Company of any address change, email address change, or any error in a Company notice sent to You. In the case of Joint Owners, the Company will send notices and other communications to the primary Owner's address.

ICC20 VA730 13 ACCUMULATION PROVISIONS You may not allocate funds to more than the maximum number of Contract Options, shown on the Contract Data Pages, at any one time. The Company may waive this maximum. SEPARATE ACCOUNT. The Separate Account is an asset account shown on the Contract Data Pages. The Separate Account consists of assets the Company has set aside and has kept separate from the Company's general account assets and other separate accounts. The Separate Account assets will not be charged with liabilities arising out of any other Company business. The Company credits or charges all the income, gains, and losses resulting from the Separate Account assets exclusively to the contracts supported by the Separate Account. The Separate Account assets will be available to cover the liabilities of the Company's general account only to the extent that they exceed the Separate Account liabilities arising from the Contracts supported by the Separate Account. The Separate Account is divided into several Investment Divisions. The Company will value the Separate Account assets at their fair market value at least monthly. Accumulation Units. The Separate Account Contract Value may increase or decrease depending on the performance of the Investment Divisions. The Company uses a unit of measure called an Accumulation Unit to measure the Separate Account Contract Value before the Income Date. The value of an Accumulation Unit may increase or decrease from Business Day to Business Day. Transactions affecting the Separate Account Contract Value, such as withdrawals, transfers, and certain charges, result in the redemption of Accumulation Units but do not change the Accumulation Unit Value. When You make an allocation to the Investment Divisions, the Company credits Your Contract with Accumulation Units. The Company determines the number of Accumulation Units credited to Your Contract by dividing the amount You allocate to each Investment Division by its Accumulation Unit Value at the close of the Business Day on which You make the allocation. Accumulation Unit Value. The Company determines the Accumulation Unit Value for each of the Investment Divisions by: 1. determining the total amount of money allocated to that particular Investment Division; 2. subtracting from that amount any applicable Core Contract Charge and taxes; and 3. dividing the result by the number of outstanding Accumulation Units. FIXED ACCOUNT. Allocations You make to Fixed Account Options are included in the Company's general account. The Company's general account consists of all the Company's assets, other than those in the Separate Account and other asset accounts. You may select from the Fixed Account Options made available by the Company. Amounts in the Fixed Account Option You select will earn interest at that option's Current Interest Rate during the Fixed Account Option period. The Company may declare Base Interest Rates higher or lower than any Base Interest Rates the Company previously declared but the interest rate credited to the Fixed Account Option will never be less than the FAMIR.

ICC20 VA730 14 ACCUMULATION PROVISIONS (CONT'D) You may allocate Premium, or make transfers from the Investment Divisions and/or Fixed Account Options, to the Fixed Account Options at any time before the Income Date, subject to the provisions of this Contract. You may not select any Fixed Account Option, other than the 1- Year Fixed Account Option, that extends beyond the Income Date. When the period of a Fixed Account Option ends: 1. If the option ends within one (1) year of the Income Date, the Company will renew You into the 1-Year Fixed Account Option; 2. If the option ends more than one (1) year before the Income Date, You may select a new Fixed Account Option that does not extend beyond the Income Date within thirty (30) days of the end of the expired Fixed Account Option; 3. If You do not select a Fixed Account Option within thirty (30) days of the end of the expired Fixed Account Option: a. if the same option is available at the time and does not extend beyond the Income Date, the Company will renew You into the same Fixed Account Option. b. if the same option is available at the time but extends beyond the Income Date, the Company will select the available Fixed Account Option that ends closest to but not beyond the Income Date. c. if the same option is not available at the time but would not extend beyond the Income Date were it available, the Company will select the available Fixed Account Option with the period closest to but less than the Fixed Account Option that just ended. Fixed Account Minimum Interest Rate (FAMIR). The FAMIR is the guaranteed minimum interest rate under the Contract and may change each year on the Redetermination Date. The Company will send You notice of the re-determined FAMIR annually. The Initial FAMIR established on the Issue Date is shown on the Contract Data Pages. The Company will re-determine the FAMIR on each Redetermination Date for that Redetermination Period as shown on the Contract Data Pages.

ICC20 VA730 15 WITHDRAWAL PROVISIONS On or before the Income Date You may request a total or partial withdrawal of the Contract Value by submitting a request to the Company's Service Center in a form acceptable to the Company. The Company will adjust the amount You request for withdrawal for any applicable taxes, charges and MVA. TOTAL WITHDRAWAL. Upon a total withdrawal, You will receive the Withdrawal Value. The Withdrawal Value will be determined at the end of the Business Day on which the Company receives Your withdrawal request in Good Order at the Company's Service Center. If a total withdrawal is requested, You must submit the Contract to the Company's Service Center. A total withdrawal terminates Your Contract. In no event will a total withdrawal from the Fixed Account be less than the FAMV. No withdrawal may exceed the Withdrawal Value. PARTIAL WITHDRAWAL. Any partial withdrawal must be either: 1. an amount not less than the Minimum partial withdrawal amount shown on the Contract Data Pages; or 2. an amount equal to Your entire interest in an Investment Division or a Fixed Account Option from which a withdrawal is requested. The amount payable as a result of the partial withdrawal will be determined at the end of the Business Day on which the Company receives Your request for withdrawal in Good Order at the Company's Service Center. Your Contract Value will be reduced by the gross withdrawal amount requested. Unless You request otherwise, a partial withdrawal will be deducted from each Contract Option in proportion to its current value. The partial withdrawal will be reduced for any applicable taxes and charges, and then adjusted for any applicable MVA. At least the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, must remain after any partial withdrawal. If the partial withdrawal would reduce the Contract Value below the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, the Company will treat the withdrawal request as a total withdrawal and the Withdrawal Value will be paid. QUALIFIED PLAN CONTRACT REQUIRED MINIMUM DISTRIBUTIONS. Qualified Plan Contract RMDs are based upon Your Contract Value, the value of any add-on benefits as calculated by the Company, and applicable federal tax law requirements. You may request a withdrawal for an RMD by submitting a written request to the Service Center on a Company- provided form. AUTOMATIC WITHDRAWAL. You may elect to take an automatic withdrawal by withdrawing a specific sum or a certain percentage of the Contract Value on a monthly, quarterly, semiannual or annual basis, subject to the Minimum partial withdrawal amount made as a scheduled part of an automatic withdrawal program, as shown on the Contract Data Pages.

ICC20 VA730 16 DEATH BENEFIT PROVISIONS NATURAL OWNER'S DEATH BEFORE THE INCOME DATE. Upon Your death or the death of any Joint Owner before the Income Date, the Company will pay the death benefit to the Beneficiary(ies) designated by You. Upon the death of the first Joint Owner, the surviving Joint Owner will become the Primary Beneficiary and will receive the death benefit payable. Any other Beneficiary designation on record at the Company's Service Center at the time of the first Joint Owner's death will be treated as a Contingent Beneficiary. ANNUITANT'S DEATH BEFORE THE INCOME DATE. Upon the death of an Annuitant who is not an Owner before the Income Date, the Contract remains in force and the Owner becomes the Annuitant. The Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. No death benefit is payable on the death of an Annuitant who is not also an Owner. If the Contract is owned by a legal entity, upon the death of the Annuitant, (in the case of Joint Annuitants, the death benefit is payable on the death of the first Annuitant) the Company will pay the death benefit to the Beneficiary(ies) designated by the Owner, or, if no Beneficiary(ies) survive the applicable death, to the Owner. DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit amount before the Income Date is equal to the Contract Value. DEATH BENEFIT PAYMENT OPTIONS BEFORE THE INCOME DATE. Unless You designated a Pre-selected Death Benefit Option, a Beneficiary entitled to the death benefit before the Income Date must request that the Company pay the death benefit according to one of the death benefit payment options below: Option 1 - single lump-sum payment; Option 2 - payment of the entire death benefit distributed within five (5) years of the date of the relevant death; or Option 3 - Income Payments of the death benefit with distributions beginning within one (1) year of the date of the relevant death: (i) over the lifetime of the Beneficiary, or (ii) over a period not extending beyond the life expectancy of the Beneficiary. The Company may make available other death benefit payment options. A Beneficiary that wishes to elect payment under the life income option (Option 3) must do so no later than sixty (60) days from the date the Company receives Due Proof of death in Good Order at the Company's Service Center. Any portion of the death benefit not applied under the life income option (Option 3) must be paid within five (5) years from Your death. The death benefit will remain invested in accordance with the allocation selected by You until a payout option is selected or the Beneficiary specifies otherwise.

ICC20 VA730 17 DEATH BENEFIT PROVISIONS (CONT'D) DEATH BENEFIT PAYMENT OPTIONS FOR QUALIFIED PLANS. For Qualified Plans, the death benefit payment options may be limited under the terms of the plan endorsement in order to qualify under the Internal Revenue Code. BENEFICIARY'S ENTITLEMENT TO DEATH BENEFIT BEFORE THE INCOME DATE. The Company will pay the death benefit to Primary Beneficiaries or, if none exist, to Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to any death benefit. In that circumstance, the Company will pay the deceased Beneficiary's benefit to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. If no Beneficiary survives You, the Company will pay the death benefit to Your estate. PAYMENT OF DEATH BENEFIT. The Company will pay the death benefit to the Beneficiary upon receipt of a request for payment with Due Proof of the relevant death in Good Order at the Company's Service Center. If the Company has received Due Proof of death, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives a claim form with a payment option elected from that Beneficiary. If the Company has not received Due Proof of death or any other required documentation, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives any remaining required documentation. As a result, market fluctuation may cause the calculation of a Beneficiary's death benefit share to differ from the calculation of another Beneficiary's death benefit share. We will pay interest on a Beneficiary's death benefit share as required by law. Each Beneficiary entitled to the death benefit bears the investment risk associated with amounts allocated to any Investment Division until the Company calculates their share of the death benefit. If any death benefit is due to an Owner's estate, the Company will pay it in a single lump-sum payment. With the exception of death benefit Option 3 above, the Company will pay a Beneficiary that elects a death benefit option within seven (7) calendar days of the date the Company receives request for payment, provided the Company has received Due Proof of death in Good Order at the Company's Service Center, unless the Suspension of Separate Account Payments provision is in effect. If the Company does not distribute death benefit within seven (7) calendar days, the death benefit will include interest accrued and payable from the eighth day following the date that Due Proof of death was received in Good Order at the Company's Service Center until the death benefit is paid. The rate of interest will equal the rate of interest applicable to death benefit left on deposit with the Company on the date of Your death.

ICC20 VA730 18 DEATH BENEFIT PROVISIONS (CONT'D) If the Company does not distribute the death benefit payment within thirty (30) calendar days of the latest of the dates specified in items 1, 2, and 3 below, then beginning on the thirty-first calendar day from the latest of the dates specified in items 1, 2, and 3 below until the date the claim is paid, the death benefit will accrue additional interest at a rate of 10% annually. 1. The date the Company receives Due Proof of death; 2. the date the Company receives sufficient information to determine liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and 3. the date that legal impediments to payment of proceeds that depend on the action of parties other than the Company are resolved and sufficient evidence of the same is provided to the Company. Legal impediments to payment include, but are not limited to, (a) the establishment of guardianships and conservatorships; (b) appointment and qualification of trustees, executors and administrators; and (c) submission of information required to satisfy state and federal reporting requirements. The Company will pay the death benefit in accordance with applicable laws and regulations governing death benefit payments and in accordance with the Company's administrative procedures. Spousal Continuation Option Instead of Death Benefit. Unless the Contract is subject to a Pre-selected Death Benefit Option, a spouse who is a Joint Owner or Beneficiary of the deceased Owner, may elect to continue the Contract in his or her own name and exercise the Owner's rights under the Contract instead of taking the standard death benefit. For purposes of the Spousal Continuation Option, the "continuation date" is the date on which the Company receives the spouse's written request to elect the Spousal Continuation Option and Due Proof of the relevant death in Good Order at the Company's Service Center. The Spousal Continuation Option is void in the event the original Contract Owner is no longer the Contract Owner or in the event the Contract has been assigned. This Spousal Continuation Option may be exercised only once, and may not be available if You designated a Pre-selected Death Benefit Option. Pre-selected Death Benefit Option. Before the Income Date, You may designate the option according to which the Company will pay the death benefit from the death benefit payment options described in the Contract, or other death benefit payment options made available by the Company. You may do so by submitting a designation in a form acceptable to the Company in Good Order to the Company's Service Center. Pre-selected Death Benefit Options are effective only after being recorded by the Company. The Company will pay the death benefit consistent with Your Pre-selected Death Benefit Option unless the Internal Revenue Code requires otherwise, or Your election requires payment over a period that exceeds the Beneficiary's life expectancy. Only You may revoke or change a Pre-selected Death Benefit Option. To do so, You must submit a request in a form acceptable to the Company to the Company's Service Center. Revocations of and changes to a Pre-selected Death Benefit Option are effective only after being recorded by the Company.

ICC20 VA730 19 INCOME PROVISIONS INCOME DATE. The Income Date is the date, not less than one (1) year after the Contract's Issue Date, on which Income Payments will begin. If You do not select an Income Date, the Income Date is the Latest Income Date. You may change the Income Date to any date that is not later than the Latest Income Date by submitting Written Notice in Good Order to the Company's Service Center at least seven (7) days before the Income Date. INCOME PAYMENT. On or before the Income Date, You can elect payment in a single lump- sum. A single lump-sum payment is considered a total withdrawal and terminates the Contract. The Company will make payment to You or another payee You specify. Alternatively, You may elect an Income Option. The Company will apply the Contract Value, less any applicable taxes, MVA, and other Contract charges, to provide You Fixed Annuity Payments or Variable Annuity Payments according to Your selected Income Option. If You do not choose how to receive Your Income Payments, Your Income Payments will be Variable Annuity Payments. INCOME OPTIONS. You may elect payment as provided in Options 1, 2, 3 or 4 below. You may elect an Income Option at any time before the Income Date and You can change an Income Option up to seven (7) days before the Income Date by submitting Written Notice in Good Order to the Company's Service Center. If You do not select an Income Option, the Company will make payments as provided in Option 3 below, with 120 months certain. The Company will make payments monthly, quarterly, semiannually or annually as You elect. However, if the Contract Value on the Income Date is less than $2,000, the Company may pay out the Contract Value in one (1) lump-sum payment instead of providing Income Payments according to the Income Option You elect. If the first monthly payment provided would be less than $20, the Company may make payments quarterly, semiannually or annually to achieve an initial payment of at least $20, or the Company may pay out the Contract Value in one (1) single lump-sum payment. At the time of their commencement, Income Payments will not be less than those that would be provided by the application of an equivalent amount to purchase a single premium immediate annuity contract from the Company at purchase rates the Company offered on the Income Date to annuitants in the same class as the Annuitant. YOU MAY NOT TAKE WITHDRAWALS DURING ANY PERIOD THE COMPANY IS MAKING PAYMENTS FOR AN ANNUITANT'S LIFETIME. OPTION 1 - LIFE INCOME. A monthly payment for the Annuitant's lifetime. All payments end upon the Annuitant's death. However, in the event of the Annuitant's death before the first monthly payment, the Company will pay the Contract Value allocated to this Income Option to You or, if You are deceased, to Your Beneficiary. No MVA applies to Contract Value applied to Option 1.

ICC20 VA730 20 INCOME PROVISIONS (CONT'D) OPTION 2 - JOINT AND SURVIVOR INCOME. A monthly payment for the longer of the Annuitant's lifetime or that of a second person You designate. Upon the occasion of the first person to die, monthly payments continue during the survivor's lifetime at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as You select at the time You elect the Income Option. If reduced Income Payments to the survivor are desired, the Company will calculate Variable Annuity Payments using either one-half or two- thirds of the number of Annuity Units for each Investment Division comprising the Variable Annuity Payments payable during the joint life of the Annuitant and the designated second person. The Company will calculate Fixed Annuity Payments equal to either one-half or two- thirds of the Fixed Annuity Payment payable during the joint life of the Annuitant and the designated second person. All payments end upon the death of the last surviving Annuitant. However, in the event of the deaths of the Annuitant and the designated second person before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, Your Beneficiary. No MVA applies to Contract Value applied to Option 2. OPTION 3 - LIFE INCOME WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED. A monthly payment for the Annuitant's lifetime with the guarantee that the Company will make no fewer than 120 or 240 monthly payments to You. If the Owner is an entity, at the Annuitant's death, if fewer than the guaranteed number of payments have been made, the remaining guaranteed payments will be made to the Owner as previously scheduled. If the Owner is the Annuitant, in the event You die before the Company makes the specified number of guaranteed payments, Your Beneficiary may elect to continue to receive the Income Payments according to the terms of this Contract, or alternatively may elect to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than (one) 1 percentage point higher than the rate used to calculate the initial Income Payment. No MVA applies to Contract Value applied to Option 3. OPTION 4 - INCOME FOR A SPECIFIED PERIOD. A monthly payment for any whole number of years ranging from 5 to 30. In the event You die before the Company makes the specified number of payments, Your Beneficiary may elect to continue to receive the Income Payments according to the terms of this Contract, or alternatively may elect to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than (one) 1 percentage point higher than the rate used to calculate the initial Income Payment. No MVA applies to Contract Value applied to payments spread over five (5) years or more under Option 4. ADDITIONAL INCOME OPTIONS. The Company may make available other Income Options.

ICC20 VA730 21 INCOME PROVISIONS (CONT'D) FIXED ANNUITY PAYMENTS. The Company will determine Fixed Annuity Payments by applying annuity rates consistent with the age and sex (unless unisex rates apply) of the Annuitant and, if applicable, the designated second person, to the portion of the Contract Value allocated to the Fixed Annuity Payment options, less any applicable taxes and other Contract charges. Annuity rates applied will not be less than the rates provided in the Contract's Table of Income Options. Once begun, the Company will not change the amount of the Fixed Annuity Payments, except upon the first death between the Annuitant and the designated second person under Option 2. VARIABLE ANNUITY PAYMENTS. The Company will determine the initial Variable Annuity Payment by applying annuity rates consistent with the age and sex (unless unisex rates apply) of the Annuitant and, if applicable, the designated second person, to the portion of the Contract Value allocated to the Variable Annuity Payment options, less any applicable taxes and other Contract charges. Annuity rates applied will not be less than the rates provided in the Contract's Table of Income Options. The Company will determine the second and subsequent Variable Annuity Payments in two (2) steps. First, the Company will divide the initial Variable Annuity Payment by the Annuity Unit Value calculated on the Income Date to establish a number of Annuity Units. Second, the Company will multiply that number of Annuity Units by the Annuity Unit Value determined on the Business Day next preceding the date on which each payment is due. The result of each calculation determines the Variable Annuity Payment due. Once Variable Annuity Payments have begun, the number of Annuity Units remains constant absent a reallocation between the Investment Divisions. Variable Annuity Payments are not affected by expenses other than taxes. The Contract Data Pages specify the minimum investment return Your Investment Division(s) must earn to avoid a decrease in the dollar amount of Variable Annuity Payments. Annuity Unit Value. The Company sets the initial value of an Annuity Unit of each Investment Division when the Company establishes the Investment Division. The Annuity Unit Value reflects the investment performance of an Investment Division and may increase or decrease from one Business Day to the next. The Contract's Table of Income Options assumes the net investment rates described in the Contract's Basis of Computation provision. Therefore, if an Investment Division's actual net investment rate is greater than or less than the assumed net investment rate, Variable Annuity Payments will increase or decrease accordingly over time. The Company calculates each Investment Division's Annuity Unit Value for any Business Day in two (2) steps: First, the Company multiplies the immediately preceding Business Day's Annuity Unit Value by the Business Day's "net investment factor" determined on the day of the calculation. The Company determines the "net investment factor," which reflects changes in the Investment Division's net asset value, by dividing the value established at (1) below by the value established at (2) below, and then subtracting the value established at (3) below, where:

INCOME PROVISIONS (CONT'D)

(1) Is the net result of:
   a. the Investment Division's net asset value at the end of the Business Day; plus
   b. the per share amount of any dividend or other distribution declared by the Investment Division if the "ex-dividend" date occurs on the Business Day; plus or minus
   c. a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Division (no federal income taxes are applicable under present law); and

(2) Is the Investment Division's net asset value at the end of the preceding Business Day; and

(3) Is the asset charge factor the Company determines for the Business Day to reflect the applicable Core Contract Charge.

Second, the Company multiplies the result from the first step above by a factor equal to the ratio of one over one plus the assumed net investment rate, raised to the number of calendar days between the previous Business Day and the current Business Day over the number of calendar days in the current year. The factor is expressed formulaically as follows:

$$\left(\frac{1}{1+AIR}\right)^{\frac{t}{y}}$$

where:

AIR	is	the assumed net investment rate.
t	is	the number of calendar days between the previous Business Day and the current Business Day.
y	is	the number of calendar days in the current year.

NATURAL OWNER'S DEATH AFTER THE INCOME DATE. Upon the death of any Owner who is not also an Annuitant after the Income Date, any remaining Income Payments due will continue at least as rapidly as the payment method in effect as of the date of the Owner's death. Upon the death of the last surviving Joint Owner after the Income Date, any remaining Income Payments will be paid to the Beneficiary.

ANNUITANT'S DEATH AFTER THE INCOME DATE. Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the Income Option elected. Any life-contingent Income Payments cease on the death of the Annuitant.

BENEFICIARY'S ENTITLEMENT TO INCOME PAYMENTS AFTER THE INCOME DATE. Upon Your death or the death of any Joint Owner, the Company will pay any remaining Income Payments due to Primary Beneficiaries or, if none exist, to the Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to any remaining Income Payments due; in that circumstance, the Company will pay remaining Income Payments due the deceased Beneficiary to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. If no Beneficiary survives You, the Company will pay remaining Income Payments to Your estate.

ICC20 VA730 22

ICC20 VA730 23 TERMINATION PROVISION This Contract terminates and all Contract benefits, including those provided by any add-on benefits unless otherwise specified in the add-on benefits, will end on the earlier of: 1. the date You take a total withdrawal; 2. the date the Contract Value is reduced to zero for any reason or is insufficient to pay Contract charges; or 3. the date upon which the Company receives Due Proof of Your (or any Joint Owner's) death and receives all Beneficiaries' elections of death benefit payment options in Good Order at the Company's Service Center, unless the Contract is continued by the spouse under the Spousal Continuation Option.